Exhibit 4.40

CONSENT TO SUBLEASE

As of this 31st day of August, 2005, HIGHWOODS REALTY LIMITED PARTNERSHIP (the “Landlord”), BIOSTRATUM, INC. (the “Tenant”) and ADHEREX, INC. (the “Subtenant”) do hereby enter into this Consent to Sublease and Agreement (the “Agreement”).

RECITALS

WHEREAS, Landlord and Tenant entered into that certain amended Office Lease dated September 8, 2000 (the “Lease”) for approximately 35,600 rentable square feet of office space in the building commonly known as the Maplewood Building (the “Building”), located at 4620 Creekstone Drive, Durham County, North Carolina (the “Premises);

AND WHEREAS, Tenant and Subtenant have agreed to that a portion of the Premises (approximately 18,272 rentable square feet) will be assigned to Subtenant effective on January 1, 2006;

AND WHEREAS, Tenant and Subtenant have agreed that, as a condition of the assignment, that portion of the Premises being assigned to Subtenant shall be sublet to Subtenant prior to January 1, 2006, and effective on September 1, 2005 and have agreed to enter into a sublease of the Premises in the form attached hereto as Exhibit A (the “Sublease”) for the period from September 1, 2005 through December 31, 2005 (the “Sublease Term”);

NOW THEREFORE, Landlord does hereby consent to the Sublease in the form attached hereto, conditioned upon the agreement by Tenant and Subtenant of Paragraphs 1 through 12 hereof:

1.	Tenant shall not be released in any manner from any of its obligations under the Lease.

2.	During the Sublease Term, Tenant shall continue to pay to Landlord the rent payable by Tenant to Landlord under the Lease.

3.	The Sublease shall be subject to all the terms and provisions of the Lease and no use or occupancy of the Subleased Premises (as defined in the Sublease) shall be permitted by Tenant or undertaken by Subtenant that is in any way inconsistent with the terms and provisions of the Lease. Subtenant agrees to comply with all provisions of the Lease, including Section 13 of the Lease, entitled “Insurance Requirements”, and the requirement that Landlord be named as an additional insured.

4.	Landlord shall not be obligated to Subtenant under any of the provisions of the Sublease.

5.	Subtenant shall indemnify and hold Landlord harmless from and against any and all claims arising out of (a) Subtenant’s use of the Subleased Premises or any part thereof; (b) any activity, work, or other thing done, permitted or suffered by Subtenant in or about the Subleased Premises or the building, or any part thereof; (c) any breach or default by Subtenant in the performance of any of its obligations under the Sublease; or (d) any act or negligence of Subtenant, or any officer, agent, employee contractor, servant, invitee or guest of Subtenant; and in each case from and against any and all damages, losses, liabilities, lawsuits, costs and expenses (including attorneys’ fees at all tribunal levels) arising in connection with any such claim or claims as described in (a) through (d) above or any action brought thereon. If such action is brought against Landlord, Subtenant upon notice from Landlord shall defend the same through counsel selected by Subtenant’s insurer or other counsel, in each case acceptable to Landlord. Subtenant assumes all risk of damage or loss to its property or injuries or death to persons in, on, or about the Subleased Premises, from all causes except those for which the law imposes liability on Landlord regardless of any attempted waiver thereof, and Subtenant hereby waives such claims in respect thereof against Landlord. The provisions of this paragraph shall survive the termination of the Sublease.

6.	This Agreement shall not be deemed to constitute a consent to any future amendment to the Sublease or sublease (or any future assignment) and each and every such proposed amendment or future sublease (and any proposed future assignment) shall require the prior written consent of Landlord, which Landlord may not arbitrarily refuse to give.

7.	If Landlord so elects, the termination of the Lease by lapse of time or as otherwise provided in the Lease shall immediately cause the Sublease to be terminated and have no further force or effect.

8.	Landlord is not a party to the Sublease. Therefore, Landlord’s consent to the Sublease shall not constitute its consent to the particular terms and conditions of the Sublease and Landlord shall not be bound by or obligated to perform any of the terms and conditions of the Sublease.

9.	Any options provided to Tenant in the Lease shall not be extended to or exercised by Subtenant, except as provided in the Partial Assignment of Lease and Lease Amendment Number Two entered between Landlord, Tenant and Subtenant as of the even date herewith.

10.	Effective September 1, 2005 and pursuant to Section 24 of the Lease, the addresses for notice to Tenant and Subtenant are as follows:

TENANT:	BIOSTRATUM, INC.
2300 Englert Drive, Suite G
Durham, North Carolina 27713
Phone #: 919/433-1000
Facsimile #: 919/433-1010

SUBTENANT:	ADHEREX, INC.
4620 Creekstone Drive, Suite 200
Durham, North Carolina 27703
Attn: Scott Murray, General Counsel
Facsimile #:	919/484-8001

11.	Landlord shall have the right, if Tenant defaults under its obligations to Landlord, to collect all rents directly from Subtenant and apply the net amount collected to rent owed, but no action by Landlord to collect rent owed from Subtenant shall be deemed a release by Tenant of its obligations under the Lease, nor shall it create a contractual relationship between Subtenant and Landlord or give Subtenant any greater estate or right to the Premises other than provided by the Sublease.

12.	To the extent that there may be conflict between the terms of this Consent and the terms of the Sublease, the terms of this Consent shall control.

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INITIALS
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IN WITNESS WHEREOF, Landlord, Tenant and Subtenant have caused this instrument to be executed as of the date first above written, by their respective officers or parties thereunto duly authorized.

Landlord: HIGHWOODS REALTY LIMITED PARTNERSHIP a North Carolina Limited Partnership By: Highwoods Properties, Inc., its general partner a Maryland corporation

By:	/s/ Robert G. Cutlip
Robert G. Cutlip, Senior Vice President and Regional Manager

Date:	August 31, 2005

Attest:	/s/ Cynthia A. Morgan	Corporate Seal:

Cynthia A. Morgan, Assistant Secretary

Tenant:BIOSTRATUM, INC. a Delaware corporation

By:	/s/ Gary M. Gordon

Name:	Gary Gordon, M.D.

Title:	Vice President and Chief Financial Officer

Date:	August 5, 2005

Attest:		Corporate Seal:

Secretary

Subtenant: ADHEREX, INC. a Delaware corporation

By:	/s/ James A. Klein, Jr.

Name:	James A. Klein, Jr.

Title:	Chief Financial Officer

Date:	August 17, 2005

Attest:		Corporate Seal:

Secretary

EXHIBIT A

SUBLEASE

1